Exhibit 99.1

CENTRAL VIRGINIA BANKSHARES REPORTS FIRST QUARTER 2010 PROFIT

POWHATAN, VA., May 3, 2010 / PR Newswire / - Central Virginia Bankshares, Inc. (NASDAQ: CVBK) reported first quarter 2010 net income of  $87.1 thousand; compared to a loss of $9.2 million in the immediately preceding quarter and income of $261.1 thousand in the comparable first quarter of the prior year. First quarter 2010 reported net income less effective dividends of $160.1 thousand on preferred stock resulted in a net loss available to common shareholders of $73.5 thousand or $(0.03) per basic and diluted share. In the prior year’s first quarter, reported net income less effective dividends of $108.6 thousand on preferred stock resulted in income available to common shareholders of $152.5 thousand or $0.06 per basic and diluted shares.

“Through the hard work and dedication of our staff and Officers, our financial performance for the first quarter demonstrated positive financial progress. Despite the impact of the unprecedented downturn in both the U.S. and local economy, our challenge was to remain focused on serving our customers, and our return to profitability, we believe, is largely a result of this dedication…” said Ralph Larry Lyons, President and CEO of Central Virginia Bankshares, Inc. “We’re encouraged by the bank’s improved performance as well as developing signs of recovery in our national and local economies. We intend to emerge from this, the most severe recession in the Bank’s history, a stronger organization.”

Financial Performance

Reported net income less effective dividends on preferred stock totaling $160.1 thousand, resulted in a net loss available to common shareholders of $73.5 thousand. On a per share basis, both the basic and fully diluted loss was $0.03 per share. For the first quarter 2010, the return on average assets was 0.07 percent and return on average shareholders’ equity was 1.28 percent compared to 0.21 percent and 3.93 percent respectively in the prior year. At quarter end, total shareholders’ equity increased to $28.0 million, versus $26.2 million in the first quarter of 2009 and our common stock book value increased to $10.67 compared to $10.01 in 2009.

Earning Assets

Average earning assets in the first quarter were $437.6 million, a decrease of $37.7 million or 7.9 percent compared to $475.3 million in the comparable quarter last year. First quarter average earning assets included:

•
Average loan balances declined by $3.3 million to $291.2 million, a decrease of 1.1 percent from the prior year’s first quarter average balances of $294.5 million, reflecting a decline in the demand for new loans offset by paydowns of debt by our customers.

•
The bank's investment securities portfolio averaged $130.1 million, a decrease of $37.2 million or 22.3 percent from $167.3 million in first quarter 2009, reflecting sales of securities and the effect of previous quarter’s OTTI charges of certain of our investment securities.

•	Overnight funds sold averaged $15.4 million an increase of $2.8 million from $12.6 million average in first quarter of the prior year.

Total assets averaged $470.7 million, having declined by $38.8 million or 7.6 percent from $509.5 million in the prior year.

Deposits and Borrowings

Total deposits averaged $381.7 million, an increase of $11.3 million or 3.0 percent versus $370.4 million in the first quarter 2009. Total borrowings, which consist of overnight advances and term borrowings from the Federal Home Loan Bank, overnight federal funds purchased, wholesale and retail repurchase agreements, and long-term capital trust preferred, averaged $60.0 million a decrease of $49.3 million or 45.1 percent from the prior year’s first quarter average of $109.3 million. This decline in our total borrowing reflects management’s focus on reducing leverage of our balance sheet and improving our liquidity position.

Net Interest Income

The fully tax equivalent net interest income in the first quarter 2010 was $3.2 million. The continuing low interest rate environment helped our net interest margin in the first quarter 2010, resulting in a net interest margin of 2.90 percent. Total interest income for the quarter was $5.6 million while total interest expense was $2.5 million. Interest income of $5.6 million was lower by 12.8 percent from a year earlier due to a reduction in investment securities of $31 million compared to the first quarter of 2009 and lost earnings from having $31 million in non-performing assets; however our interest expense of $2.5 million also declined by 26.5 percent from the prior year’s first quarter due to lower interest rates on deposits, and the reduction of $43 million in borrowings from the first quarter 2009.

Non-interest Income

Non-interest income of $891 thousand decreased 6 percent, or $57 thousand from the prior year’s first quarter total of $948 thousand. This decrease was due primarily to a decline in our realized gains on the sale of securities available for sale offset by increasing deposit, bank card and secondary mortgage market loan fees.  First quarter non-interest income included:
•	Deposit fees and charges, up $23 thousand from a year ago reflecting growth in the number of various types of demand deposit accounts
•	Bank card fees of $139 thousand, up 17 percent year over year, due to higher transaction volumes and to a lesser extent growth in outstanding accounts
•	Cash surrender value declined $16 thousand to $99 thousand compared to last year due to lower actuarial gains on our bank owned life insurance policies
•	Secondary mortgage market loan fees, up $12 thousand from a year ago reflecting growth in the origination and sale of our conforming residential mortgage loans
•	Decline of $131 thousand in realized gains on the sale of securities available for sale to $41 thousand from last year due to fewer sales of securities

Non-interest Expense

Total non-interest expense for the first quarter 2010 was $3.61 million an increase of 11.6 percent or $374 thousand as compared to $3.23 million last year. First quarter non-interest expense included:
•	Salaries and benefits totaled $1.52 million in the first quarter, a decrease of $154 thousand or 9.2 percent from $1.68 million last year to reflect our focus on efficiencies in our operations
•
FDIC insurance expense was up $155 thousand dollars from last year as a result of substantially higher premium rates coupled with the growth in deposits. We expect that FDIC insurance expense will continue at a higher level for the foreseeable future.

•	Loss on devaluation of other real estate owned increased $410 thousand compared to last year due to the adjustment to fair value of certain of the bank’s foreclosed properties.
•
Other than temporary impairment (“OTTI”) charges on our investment securities portfolio was $76 thousand, a decrease of $77 thousand from last year, reflecting improved credit conditions of the underlying securities in our portfolio.  We do not expect significant OTTI charges during 2010.

We are continuing our efforts towards reducing all controllable expenses while increasing categories of non-interest income. We want to reduce expense growth, in future periods with a goal of lowering our efficiency ratio, which has increased to 88.7 percent from 79.7 percent in the first quarter of the prior year. It should be noted that the largest contributing factors to this increase were the increase in FDIC insurance and the Other Real Estate expense, causing an increase in non-interest expense. We hope to see this ratio decline as the effect of our continuing expense control procedures manifests itself in future quarters.

Credit Quality

Non-performing assets at the end of the first quarter 2010 increased to $31.2 million compared to $18.8 million at the end of the first quarter of the prior year and $29.9 million for the immediately preceding quarter. This increase resulted primarily from an increase in loans and securities that are on a non-accrual basis. The trajectory of growth in non-performing assets declined in the first quarter as the increase from December 31, 2009 was only 4 percent. A majority of non-performing and past due loans are secured, therefore losses, if any, will be lessened by the fair value of the liquidation of the collateral securing the loans.

During the first quarter 2010, $315 thousand was added to the allowance for loan losses, compared to the first quarter 2009, when $375 thousand was added to the loan loss reserve. We believe that at 3.63 percent of total loans, the reserve should be generally sufficient to absorb any potential future losses. However, we will adjust our reserves in response to changes in the market and our reserve percentage may change. The reserve for loan losses now represents 34.7 percent of quarter-end non-performing assets, compared to 20.6 percent in the first quarter of the prior year. During the first quarter we also established a valuation reserve for other real estate owned totaling $410 thousand. The total of other real estate owned declined by $235 thousand from the preceding quarter.

Capital

Our total risk based capital position remains adequate, while our tier 1 risk-based capital ratio and leverage ratio continue to be above the well capitalized minimum levels at quarter end. As a result of a recently concluded examination by the Virginia Bureau of Financial Institutions and the Federal Reserve Bank of Richmond, we expect to enter into a written agreement with the Bureau of Financial Institutions and the Federal Reserve by the end of the second quarter of 2010.  We do not know the exact contents of the written agreement at this time, but we expect that it will require us to establish and submit definitive plans to strengthen board oversight; better monitor, control, and improve asset quality; increase and maintain sufficient capital; and improve overall risk identification, forecasting and management, at Central Virginia Bank.

Ralph Larry Lyons, commented:  “The Company’s performance, despite suffering the 2008 write off of our investments in Fannie Mae and Freddie Mac Preferred Stock followed by 2009’s total loan loss provision of $9.5 million and $6.7 million in OTTI, has hopefully stabilized. Loan growth has slowed, and deposits have grown nicely, allowing us to reduce borrowings. We believe that we have identified most all of our credit related issues and are taking appropriate measures to resolve or remediate each situation. We also believe we may have turned the corner on credit as our provision expense was down $ 7.3 million from the prior quarter, and approximately equal to the first quarter a year ago, and should remain reasonably consistent throughout the remainder of the year.

“Our entire bank team is focused on providing the products our customers require, serving the needs of our customers and community, and delivering the performance our investors expect.  We believe that Central Virginia Bank will continue to be in a position to be a positive factor to the economic recovery of the markets we serve. We also know we have the ability and the resolve to successfully overcome the challenges that lie ahead of us.”

Cautionary Statement about Forward-Looking Information

In accordance with the Private Securities Litigation Reform Act of 1995, we caution you that this news release contains forward-looking statements about our future financial performance and business. We make forward-looking statements when we use words such as “believe,” “expect,” “anticipate,” “estimate,” “should,” “may,” “can,” “will,” “outlook,” “project,” “appears” or similar expressions.  Forward-looking statements in this news release include, among others, statements about: (i) future credit quality and expected or estimated future loan losses in our loan portfolios, including our belief that quarterly provision expense and quarterly total credit losses have peaked and are expected to decline; the level and loss content of nonperforming assets and nonaccrual loans; (ii) and the adequacy of the allowance for loan losses; (iii) stabilization of OTTI charges on our investment security portfolio.

Do not unduly rely on forward-looking statements as actual results could differ materially from expectations. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. Several factors could cause actual results to differ materially from expectations including: current and future economic and market conditions, including the effects of further declines in housing prices and high unemployment rates; our capital requirements and our ability to generate capital internally or raise capital on favorable terms; the terms of capital investments or other financial assistance provided by the U.S. government; financial services reform; recognition of other than-temporary impairment on securities held in our available-for-sale portfolio; the effect of changes in interest rates on our net interest margin; our ability to sell more products to our customers; the effect of the economic recession on the demand for our products and services; changes in our accounting policies or in accounting standards or in how accounting standards are to be applied; mergers and acquisitions; federal and state regulations; reputational damage from negative publicity, fines, penalties and other negative consequences from regulatory violations; the loss of checking and saving account deposits to other investments such as the stock market; and fiscal and monetary policies of the Federal Reserve Board. There is no assurance that our allowance for credit losses will be adequate to cover future credit losses, especially if credit markets, housing prices, and unemployment do not improve. Increases in loan charge-offs or in the allowance for credit losses and related provision expense could materially adversely affect our financial results and condition. For more information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009, including the discussions under “Risk Factors” in that report, as filed with the SEC and available on the SEC’s website at www.sec.gov. Any factor described above or in our SEC reports could, by itself or together with one or more other factors, adversely affect our financial results and condition.

About Central Virginia Bankshares, Inc.
Central Virginia Bankshares, Inc. is the parent of Central Virginia Bank, a 36 year old $470 million community bank with its headquarters and main office in Powhatan County, and six additional branch offices; two branches in the adjacent County of Cumberland, three branches in western Chesterfield County, and one branch in western Henrico County.

SOURCE:  Central Virgnia Bankshares, Inc.
CONTACT:  Charles F. Catlett, III – Senior Vice President and Chief Financial Officer, (804) 403-2002

Selected Financial Data Follows for Central Virginia Bankshares, Inc.:

Central Virginia Bankshares, Inc.	First Quarter
(dollars in 000’s, except per share data)	(Unaudited)
	March 31, 2010	March 31, 2009
Net Income	87	261
Interest & Fees on Loans	4,179	4,343
Interest on Investments	1,449	2,117
Interest on Funds Sold	8	6
Interest on Deposits	2,073	2,698
Interest on Borrowings	462	749
Net Interest Income (FTE)	3,177	3,109
Non Interest Income	891	948
Loan Loss Provision	315	375
Non Interest Expense	3,607	3,233
Period End Balances:
Investment Securities	118,782	150,239
Fed Funds Sold	18,312	5,473
Loans (net of Unearned Discount)	289,346	297,242
Loan Loss Reserve	10,493	3,872
Non Interest Bearing Deposits	35,899	37,715
Total Deposits	380,925	373,211
Borrowings	58,331	100,927
Assets	471,074	504,553
Period End Shareholders Equity	27,973	27,187
Average Balances:
Average Assets	470,683	509,464
Average Earning Assets	437,638	475,335
Investment Securities	130,084	167,325
Federal Funds Sold	15,437	12,646
Loans Held for Sale	951	897
Loans (net of Unearned Discount)	291,165	294,468
Non Interest Bearing Deposits	35,901	43,500
Total Deposits	381,690	370,409
FHLB Overnight Advances	10,000	14,500
FHLB Term Borrowings	40,000	45,000
Fed Funds Purchased & REPO	4,883	37,800
Average Shareholders Equity	27,286	26,593
Average Shares Outstanding – Basic	2,618,741	2,597,271
Average Shares Outstanding - Fully Diluted	2,618,741	2,597,271
Asset Quality:
Charged Off Loans	421	321
Recoveries	4	21
Period End: Non -Accrual Loans	24,799	9,969
Loans Past Due 90 Days or More	881	5,594
Other Non Performing Assets	2,165	0
Other Real Estate	3,339	3,223
Total Non Performing Assets	31,185	18,786
Per Share Data & Ratios:
Net Income (Loss) Income Per Share - Basic	($.03)	$.06
Net Income (Loss) Income Per Share - Diluted	($.03)	$.06
Period End Book Value Per Share	$10.67	$10.45
Return on Average Assets	0.07%	0.21%
Return on Average Equity	1.28%	3.93%
Efficiency Ratio	88.67%	79.68%
Average Loans to Average Deposits	76.3%	79.5%
Reserve for Loan Losses / Loans EOP	3.63%	1.30%
Net Interest Margin (FTE)	2.90%	2.62%